Exhibit 10.1

Chico’s FAS, Inc.
April 24, 2019

Shelley G. Broader, President and CEO
Chico’s FAS, Inc.

Re:    Certain Agreements
Dear Shelley:
This letter will confirm the following mutual agreements between Chico’s FAS, Inc. (the “Company”) and you in connection with your resignation of employment from the Company and its subsidiaries and affiliates, effective April 24, 2019 (the “Separation Date”).
You agree that your signature below constitutes your resignation, and you hereby resign, effective on the Separation Date, as the President and CEO of the Company, from the Board of Directors of the Company, and from any other positions and appointments you hold with the Company or any of its subsidiaries or affiliates, whether as an officer, director, employee, consultant, trustee, committee member, agent or otherwise.
The Company agrees that for purposes of the Company’s Officer Severance Plan, your separation from the Company shall be treated as an involuntary termination of your employment by the Company that entitles you to severance benefits thereunder.
This letter agreement will be governed by, and enforced in accordance with, the laws of the State of Florida, without regard to the application of the principles of conflicts or choice of laws.

CHICO’S FAS, INC.

By: /s/ David F. Walker
                        Name: David F. Walker, Chair of the Board

Accepted and Agreed:

/s/ Shelley Broader
Shelley Broader